Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-54783, 33-54789, 33-61471, 33-61473, 33-119149 and 33-126616 on Form S-8 of our report dated April 7, 2006, relating to the financial statements and financial statement schedule of Gottschalks Inc., and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Gottschalks Inc for the year ended January 28, 2006.

/s/ Deloitte & Touche LLP

San Francisco, California
April 7, 2006